Exhibit 15.3

March 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

 Washington DC 20549 Commissioners:

We have read the statements made by Aeterna Zentaris Inc. (copy attached), which we understand will be included under Item 16.F of its Annual Report on Form 20-F which will be filed with the Securities and Exchange Commission on March 28, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Toronto, Canada Attachment

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2 T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.